SAMAT SULTANALIEVICH NURMAKHANOV

Board of Directors

China Solar & Clean Energy Solutions, Inc.

December 28, 2023

To the Board of Directors:

I hereby resign all positions, including Director, CEO and President of China Solar & Clean Energy Solutions, Inc. (the “Company”).

This resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Sincerely,